Exhibit 107
Calculation of Filing Fee Tables

FORM S-8
(Form Type)

VAST RENEWABLES LIMITED
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares	457(c), (h)	7,086,031(2)	$1.52(3)	$10,770,767.12	0.0001531	$1,649,01
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts				—	$10,770,767.12	—	$1,649,01
	Total Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	$10,770,767.12	—	$1,649,01
(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)Represents 7,086,031 ordinary shares (the “Ordinary Shares”), of Vast Renewables Limited (the “Company”) authorized for future issuance under the Company’s Equity Plan pursuant to its terms.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act on the basis of the average of the high ($1.60) and low ($1.44) sales prices of the Ordinary Shares as reported on the Nasdaq Stock Market on December 10, 2024, which date is within five business days prior to filing this Registration Statement.